Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact:
Beth A. Taylor
Chief Financial Officer
Phone: 765.497.8381
btaylor@inotivco.com

BASi Releases Earnings for Third Quarter of Fiscal 2020

WEST LAFAYETTE, IN, August 14, 2020 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”), doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced financial results for the three months ended June 30, 2020.

During the third quarter of fiscal 2020, the Company saw 45.2% revenue growth compared to the third quarter of fiscal 2019. Growth initiatives including acquisitions of the Gaithersburg, Maryland, operations of Smithers Avanza in May 2019 and Pre-Clinical Research Services, Inc.’s. (“PCRS”) business in Ft. Collins, Colorado, in December 2019, as well as internal growth at existing sites from the expansion of the Evansville facility and investment in the St. Louis facility, contributed to the increase in service revenue and gross margins.

Robert Leasure, Jr., BASi's President and Chief Executive Officer commented, "Like many others we experienced challenges related to the COVID-19 pandemic over the last three months. As a critical business, we continued our daily operations during the last quarter, and our team created a safe environment for our employees and our clients. We had clients who needed to delay some large programs and we had start dates for programs that were postponed. We also recognized additional revenue with multiple clients, at our multiple sites, on a variety of therapy or vaccine candidates for COVID-19. However, program delay impacts more than offset the additional revenue from working with clients to support COVID-19 drug discovery and development efforts."

The Company accepted $5,051,282 in PPP funds and adjusted its plans during the quarter to minimize the financial impact of the pandemic and the unexpected events which could impact the Company. The Company will seek forgiveness of the PPP funds. Currently this debt is recorded as a liability on the balance sheet. The PPP funds we accepted were used to fund payroll, rent and utilities. We have begun to see some of the delayed programs come back with new start dates, and it has been beneficial over the last quarter to maintain our employment level in order to respond to our clients' needs.

The Company experienced program delays that negatively impacted revenue by an estimated $2,000,000 due to the COVID-19 pandemic, which also impacted earnings. Additionally, the Company believes that earnings were impacted by inefficiencies as people were required to work from home and practiced social distancing.

The Company continued its strategy of investing in technology and human resources to support future growth in capacity and services. The investments in laboratory technology and equipment were mainly funded by the equipment line of credit put in place in the first quarter of fiscal 2020. We believe the actions taken during the third quarter will allow the company to continue its growth strategy in the future.

Over the last nine months, we continued to recruit talented people, and expanded the further development of the infrastructure and platform to support future growth and additional potential acquisitions. We believe these initiatives, investments, acquisitions and recruiting efforts, combined with our existing team and the development of our sales and marketing team, have led to growth in revenue and the ability to improve the service offerings to our clients.

In spite of some delays in programs and reduced expected revenue, our overall year-over-year revenue increased and was positively impacted by increases in sales and margins from the internal growth the Company has been experiencing in our Service business and through acquisitions. We have experienced increases in overhead and corporate expenses related to our acquisitions in May 2019 and December 2019 as well as expenses associated with enhancements to support internal growth and our infrastructure development.

"We look forward to continuing the integration of our combined businesses, adding services and further developing our infrastructure, project management, sales, marketing, client services and branding. We will continue to evaluate additional internal and external growth opportunities and new services to provide to clients," Mr. Leasure concluded.

Third Quarter Results

For the quarter, revenue amounted to $15,765,000, a 45.2% increase from $10,861,000 in the third quarter of fiscal 2019. Revenue growth was driven by incremental sales associated with organic growth of the service business, as well as sales attributable to the Smithers Avanza and PCRS acquisitions.

Net loss for the third quarter of fiscal 2020 amounted to $879,000, or $0.08 per diluted share, compared to a net loss of $426,000, or $0.04 per diluted share for the third quarter of fiscal 2019.

Net loss and earnings per share were impacted by an increase in general and administrative expenses primarily due to additional expenses of $711,000 from Smithers Avanza and PCRS that were not present during the three months ended June 30, 2019, which includes depreciation and amortization of $189,000, increased salaries, wages, benefits and non cash stock compensation by adding employees to build infrastructure, increased depreciation expense, and other non-recurring expense of approximately $100,000 relating to recruiting, implementing a new accounting system and other IT enhancements. We do not expect the non-recurring expenses to continue or materially impact future fiscal quarters.

Adjusted EBITDA for the third quarter of fiscal 2020 amounted to $774,000, compared to Adjusted EBITDA for the third quarter of fiscal 2019 of $801,000.

Third Quarter Segment Results

Service revenue for the third quarter of fiscal 2020 increased 53.3% to $14,852,000 compared to $9,689,000 for the same period in fiscal 2019, including $2,104,000, or 21.7%, attributable to organic growth and additional revenue of $3,059,000, or 31.6% attributable to the Smithers Avanza acquisition and the PCRS acquisition of $1,784,000 and $1,275,000, respectively. Nonclinical services revenues increased $4,257,000 in the three months ended June 30, 2020, compared to the same fiscal quarter last year. Bioanalytical analysis revenues increased by $620,000 in the three months ended June 30, 2020, compared to the same fiscal quarter last year.

Cost of Service revenue as a percentage of Service revenue decreased to 68.9% during the three months ended June 30, 2020, from 72.3% in the three months ended June 30, 2019, due to increasing revenue which generates higher margins after fixed costs are covered.

Sales in our Products segment decreased 22.2% in the three months ended June 30, 2020, to $913,000 from $1,172,000 in the three months ended June 30, 2019. The decrease stems from lower sales of Culex in vivo sampling systems and analytical instruments. The decrease is primarily due to a reduction of orders from universities as they closed and reduced purchasing due to the COVID-19 pandemic and our inability to go on site to install and service client instruments.

Cost of Products revenue as a percentage of Products revenue in the three months ended June 30, 2020, increased to 64.4% from 62.1% in the three months ended June 30, 2019, due to reduced revenue to cover fixed costs.

First Nine Months Results

For the first nine months of fiscal 2020, revenue amounted to $44,695,000, a 55.0% increase from $28,830,000 for the first nine months of fiscal 2019. Revenue growth was mainly driven by $5,825,000, or 20.2%, attributable to organic growth and $10,040,000 or 34.8%, of growth attributable to the acquisitions of Smithers Avanza and PCRS of $6,835,000 and $3,205,000, respectively.

Net loss for the first nine months of fiscal 2020 amounts to $2,893,000, or $0.27 per diluted share, compared to the net loss of $1,080,000, or $0.10 per diluted share for the first nine months of fiscal 2019.

Net loss and earnings per share were impacted by increased costs associated with the acquisitions of Smithers Avanza and PCRS plus increased salaries, wages, benefits and non cash stock compensation by adding employees to support future growth and build infrastructure, severance expense related to changes in management, increased depreciation expense, increased corporate expenses associated with professional fees related to PCRS acquisition, and other non-recurring expenses related to recruiting, implementing a new accounting system, adopting two new accounting standards, and other one-time expenses. The one-time, non-recurring expenses for the nine months ended June 30, 2020 were approximately $1,100,000.

Adjusted EBITDA for the nine months ended June 30, 2020, amounted to $2,362,000 compared to Adjusted EBITDA for the nine months ended June 30, 2019, of $1,504,000.

First Nine Months Segment Results

For the first nine months of fiscal 2020, our Service revenue increased 65.1% to $42,185,000 compared to $25,555,000 for the first nine months of fiscal 2019. Nonclinical services revenues increased due to an overall increase in the number of studies from the prior year and additional revenue attributable to the Smithers Avanza acquisition and the PCRS acquisition during the first half of fiscal 2020.

Cost of Service revenue as a percentage of Service revenue decreased to 69.6% during the first nine months of fiscal 2020 from 72.6% in the first nine months of fiscal 2019 due to improved margins from increasing sales after covering fixed cost.

Sales in our Product segment decreased 23.4% in the first nine months of fiscal 2020 to $2,510,000 from $3,275,000 when compared to the first nine months of fiscal 2019. The decrease stems primarily from decreased sales of our Culex automated in vivo sampling instruments and other instruments, partly offset by increased sales of our Analytical instruments in the first nine months of fiscal 2020. The decrease is primarily due to a reduction of orders from universites as they closed and reduced purchasing due to the COVID-19 pandemic and our inability to go on site to install and service client instruments.

Cost of Product revenue as a percentage of Product revenue in the first nine months of fiscal 2020 increased to 68.9% from 66.2% in the nine months of fiscal 2019. This increase in the first nine months of fiscal 2020 is mainly due to the increase in material cost and adjustment of selling price for in vivo products to stay competitive with the market and some change in product mix.

Cash Provided by Operating Activities

Cash provided by operating activities was $1,386,000 for the nine months ended June 30, 2020, compared to $1,567,000 for the nine months ended June 30, 2019.

As of June 30, 2020, the Company had $2,948,000 in cash and cash equivalents, a $0 balance on its general line of credit, a $4,338.000 balance on its construction line of credit and a $1,348,000 balance on its equipment line of credit. Borrowings on our $3,000,000 capex line of credit increased by $1,094,000 to a balance of $2,129,000, while the recent amendment to our amended and restated credit agreement eliminated the revolving nature of our other capex line in favor of a term loan in the principal amount of $948,000, equal to the amount of borrowings outstanding on the line as of the amendment. During the first nine months of fiscal 2020, cash from operations, cash on hand and financing activities funded capital expenditures of $5,094,000 for the expansion of our Evansville facility and related equipment, investment in our Gaithersburg capacity, upgrades in software, as well as laboratory and computer equipment.

Based on the impact of COVID-19 on the Company’s operations and financial performance, we entered into a modification of our credit facility with First Internet Bank on August 13, 2020, which suspended testing of the Fixed Charge Coverage Ratio and the Cash Flow Leverage Ratio under the facility for the June 30, 2020, compliance period. The modification also excludes the PPP loan from the defintion of Total Funded Debt under our credit facility until the SBA has made a determination regarding forgiveness of the loan. Any PPP loan balance not forgiven will thereafter immediately be deemed funded debt for purposes of the Total Funded Debt definition.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three and nine months ended June 30, 2020 and 2019. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third party costs, such as recruiting costs, consulting fees related to the adoption of two accounting standards, and expenses for rebranding and new website launch.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc., operating as Inotiv

BASi, operating as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about BASi, operating as Inotiv.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of COVID-19 on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019

Service revenue	$14,852	$9,689	$42,185	$25,555
Product revenue	913	1,172	2,510	3,275
Total revenue	15,765	10,861	44,695	28,830

Cost of service revenue	10,233	7,004	29,351	18,552
Cost of product revenue	588	728	1,730	2,168
Total cost of revenue	10,821	7,732	31,081	20,720

Gross profit	4,944	3,129	13,614	8,110
Operating expenses:
Selling	692	730	2,672	2,038
Research and development	105	128	429	397
General and administrative	4,624	2,521	12,205	6,332
Total operating expenses	5,421	3,379	15,306	8,767

Operating loss	(477)	(250)	(1,692)	(657)

Interest expense	(382)	(178)	(1,085)	(426)
Other income	1	2	13	5
Net loss before income taxes	(858)	(426)	(2,764)	(1,078)

Income tax expense	21	—	129	2

Net loss	$(879)	$(426)	(2,893)	$(1,080)

Basic net loss per share	$(0.08)	$(0.04)	$(0.27)	$(0.10)
Diluted net loss per share	$(0.08)	$(0.04)	$(0.27)	$(0.10)

Weighted common shares outstanding:
Basic	10,910	10,493	10,807	10,343
Diluted	10,910	10,493	10,807	10,343

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	June 30, 2020	September 30, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,948	$606
Accounts receivable
Trade, net of allowance of $547 at June 30, 2020 and $1,759 at September 30, 2019	8,312	7,178
Unbilled revenues and other	2,899	2,342
Inventories, net	1,490	1,095
Prepaid expenses	1,629	1,200
Total current assets	17,278	12,421

Property and equipment, net	28,594	22,828
Operating lease right-of use-assets, net	4,272	—
Finance lease right-to use assets, net	4,628	—
Goodwill	4,368	3,617
Other intangible assets, net	4,411	2,874
Lease rent receivable	79	130
Deferred tax asset	—	31
Other assets	89	79
Total assets	$63,719	$41,980
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,202	$4,941
Restructuring liability	158	349
Accrued expenses	3,061	2,620
Customer advances	11,140	6,726
Revolving line of credit	—	1,063
Capex line of credit	2,129	655
Current portion on long-term operating lease	874	—
Current portion of long-term finance lease	4,557	18
Current portion of long-term debt	4,330	1,109
Total current liabilities	29,451	17,481
Long-term operating leases, net	3,733	—
Long-term finance leases, net	53	18
Long-term debt, less current portion, net of debt issuance costs	21,131	13,771
Deferred tax liabilities	124	—
Total liabilities	54,492	31,270
Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
25 Series A shares at June 30, 2020 and 35 Series A shares at September 30, 2019 issued and outstanding at $1,000 stated value	25	35
Common shares, no par value:
Authorized 19,000,000 shares; 10,963,675 issued and outstanding at June 30, 2020 and 10,510,694 at September 30, 2019	2,703	2,589
Additional paid-in capital	26,617	25,183
Accumulated deficit	(20,118)	(17,097)
Total shareholders’ equity	9,227	10,710
Total liabilities and shareholders’ equity	$63,719	$41,980

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2020	2019	2020	2019
GAAP Net loss	$(879)	$(426)	$(2,893)	$(1,080)

Add back: Interest expense	382	178	1,085	426
Income taxes (benefit) expense	21	—	129	2
Depreciation and amortization	1,074	713	2,747	2,037
Stock option expense	176	72	380	196
United Kingdom lease liability reversal benefit	(79)	(67)	(208)	(623)
Acquisition and integration costs	—	246	339	394
Other non-recurring, third party costs	79	85	783	152

Adjusted EBITDA	$774	$801	$2,362	$1,504

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense, United Kingdom lease liability reversal benefit, non-recurring acquisition and integration costs and other non-recurring third party costs.